Exhibit 2.1(c)

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Second Amendment, dated as of February 8, 2019 (the “Second Amendment”), to the Agreement and Plan of Merger, dated as of December 20, 2018 (this “Agreement”), is entered into by and among Sana Biotechnology, Inc., a Delaware corporation (“Parent”), Sana Biotechnology, IV, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Cobalt Biomedicine, Inc., a Delaware corporation (the “Company”), and VentureLabs VI, Inc., a Delaware corporation, solely in its capacity as the Stockholders’ Representative (“Stockholders’ Representative”), as amended.

RECITALS

WHEREAS, Parent, Merger Sub, the Company and Stockholders’ Representative are parties to the Agreement and wish to amend the Agreement in accordance with the terms of this Second Amendment.

WHEREAS, pursuant to Section 9.7 of the Agreement, the Agreement may be amended by an instrument in writing signed by the parties hereto, which shall be by action taken by or on behalf of their respective boards of directors.

WHEREAS, the actions required by Section 9.7 of the Agreement to enter into this Second Amendment have been taken by or on behalf of the board of directors of each party to this Second Amendment.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

2. Amendment to Section 1.13 of the Agreement. The first sentence of Section 1.13 of the Agreement is hereby amended and restated in its entirety to read as follows:

“If the Series A-2 Financing has not been consummated on or prior to February 15, 2019 in a manner that satisfies the condition set forth in Section 6.1(d), the Company may provide written notice to Parent that it is triggering the alternative transaction structure mechanics described in this Section 1.13.”

3. Amendment to Section 5.1 of the Agreement. The references to “February 8, 2019” in Sections 5.1(d), 5.1(e) and 5.1(k) shall be amended and restated to read “February 15, 2019”.

4. Full Force and Effect; No Waiver of Rights. Except as expressly modified by this Second Amendment, the Agreement is unmodified and this Second Amendment shall not impair the full force and effect of the Agreement and shall not constitute a waiver of any right held by any party under the Agreement.

5. General Provisions. The provisions of Article VII (Termination) and Sections 5.10 (Confidentiality; Public Announcements), 9.2 (Notices), 9.4 (References), 9.6 (Assignment), 9.7 (Amendment; Modification), 9.8 (Waiver), 9.9 (Severability), 9.10 (Burden and Benefit), 9.11 (Governing Law), 9.12 (Consent to Jurisdiction), 9.13 (Waiver of Trial by Jury), 9.14 (Specific Performance), 9.15 (Cumulative Rights), 9.16 (Expenses), 9.17 (Representation by Counsel) and 9.18 (Execution and Counterparts) of the Agreement shall apply mutatis mutandis to this Second Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment or caused this Second Amendment to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

SANA BIOTECHNOLOGY, INC.

By:	/s/ Steven D. Harr, M.D.
Name: Steven D. Harr, M.D.
Title: Chief Executive Officer

SANA BIOTECHNOLOGY IV, INC.

By:	/s/ Nathan Hardy
Name: Nathan Hardy
Title: President and Chief Executive Officer

COBALT BIOMEDICINE, INC.

By:	/s/ Geoffrey von Maltzahn
Name: Geoffrey von Maltzahn
Title: President

VENTURELABS VI, INC.

By:	/s/ Chuck Carelli
Name: Chuck Carelli
Title: Treasurer

[Signature Page to Second Amendment to Agreement and Plan of Merger]